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                                                                    EXHIBIT 99.1

[NATIONAL WATERWORKS LOGO]              NEWS RELEASE

NATIONAL WATERWORKS, INC. REPORTS THIRD QUARTER RESULTS

Waco, Texas -- (BUSINESS WIRE) -- October 26, 2004 -- National Waterworks, Inc.; NATLWW, a leading distributor of water and wastewater transmission products in the United States, today announced results for the three month and nine month periods ended September 24, 2004.

Net sales for the three months ended September 24, 2004 increased $67.4 million, or 18.8%, to $425.9 million from $358.5 million for the three months ended September 26, 2003. The increase reflects the pass through of price increases in principally all major product lines, combined with continued strong demand.

Net income for the three months ended September 24, 2004 was $16.6 million compared to $12.5 million for the three months ended September 26, 2003. The increase is primarily a result of the increase in net sales discussed above and the related $11.8 million increase in gross profit. Net interest expense decreased $1.6 million primarily due to lower applicable margins related to the August 2003 refinancing of the term loan under our senior credit facility and a lower principal balance under the term loan as a result of scheduled amortization. These increases to net income are offset by an increase in selling, general, and administrative expenses of $6.3 million related to the variable expenses associated with the net sales increase, and an increase in income tax expense of $3.1 million resulting from higher pretax earnings.

Our EBITDA (earnings before net interest, taxes, depreciation and amortization) for the three months ended September 24, 2004 was $37.3 million, compared to $31.8 million for the three months ended September 26, 2003; and our Adjusted EBITDA was $37.8 million for the three months ended September 24, 2004, compared to $31.8 million for the three months ended September 26, 2003. Adjusted EBITDA for the three months ended September 24, 2004 does not give effect to the $0.5 million increase in selling, general and administrative expense for non-cash stock compensation. A reconciliation of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

Net sales for the nine months ended September 24, 2004 increased $163.9 million, or 17.1%, to $1,123.1 million from $959.2 million for the nine months ended September 26, 2003. The increase reflects the pass through of price increases in principally all major product lines, combined with increased volume brought by strong demand.

Net income for the nine months ended September 24, 2004 was $38.5 million compared to net income of $25.5 million for the nine months ended September 26, 2003. The increase is primarily a result of the increase in net sales discussed above and the related $28.3 million increase in gross profit. In addition, net interest expense decreased $4.4 million primarily due to lower applicable margins related to the August 2003 refinancing of the term loan under our senior credit facility. These increases to net income are offset by an increase in selling, general, and administrative expenses of $11.0 million related to the variable expenses associated with the net sales increase, and an increase in income tax expense of $9.1 million resulting from higher pretax earnings. The 2003 period included the final $4.0 million impact (recognized as increased cost of goods sold) of the inventory revaluation adjustment related to the November 2002 acquisition of U.S. Filter Distribution Group, Inc., offset by the $1.5 million reduction in cost of goods from the adoption of EITF-02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

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Our EBITDA for the nine months ended September 24, 2004 was $91.8 million, compared to $74.3 million for the nine months ended September 26, 2003; and our Adjusted EBITDA was $92.3 million for the nine months ended September 24, 2004, compared to $78.3 million for the nine months ended September 26, 2003. Adjusted EBITDA for the nine months ended September 24, 2004 does not give effect to a $0.5 million non-cash stock compensation expense, and Adjusted EBITDA for the nine months ended September 26, 2003 does not give effect to the $4.0 million increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment discussed above. A reconciliation of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

President and Chief Executive Officer, Harry K. Hornish, Jr., stated, "The third quarter is historically our strongest quarter, so we are extremely pleased to be reporting new record results for quarterly sales and profits. While our business in the Southeast, and particularly in Florida, was off significantly due to multiple hurricanes, we at National Waterworks were fortunate to incur no personal injury and only minor physical damage."

Cash and cash equivalents were $28.2 million at September 24, 2004. Since the company utilizes a last Friday of the month cut-off for all periods except December 31 year-end, the third quarter did not reflect the $3.75 million quarterly principal payment made on September 30, 2004 pursuant to the terms of our credit agreement. Total debt at September 24, 2004 was $432.5 million, as the revolving credit facility remained undrawn at September 24, 2004.

Mechelle Slaughter, CFO, commented, "While working capital increases during our highest volume quarter required us to utilize the revolver for short periods, we ended the third quarter with positive cash outside the revolver. Our management team at the location level again demonstrated their ability to maintain working capital requirements in proportion to growth."

Earlier today, we executed a Third Amendment to our senior credit facility. This amendment, among other things, provides for reduced pricing on the term loan and increases the amount of limited dividends and distributions we may pay to our parent, National Waterworks Holdings, Inc.

National Waterworks will host a conference call to discuss third quarter and year-to-date earnings at 2:00 p.m. ET on Tuesday, October 26, 2004. To access the call, you can dial 1-888-244-0461 and reference conference name: National Waterworks, Inc. and leader name: Mechelle Slaughter. A replay of the call will be available until November 2 by dialing 1-800-642-1687 and referencing ID# 1660299.

About National Waterworks, Inc.

National Waterworks, Inc. distributes a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through our network of 134 branches in 36 states, we sell directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects.

This press release may contain forward-looking statements such as statements regarding the Company's future growth and profitability, growth strategy and trends in the industry in which the Company operates. Forward-looking statements are only predictions and are not guarantees of performance, and include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend," or similar expressions. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company's control. You should read this press release in conjunction with the more detailed risks included in the Company's annual report on Form 10-K for the year ended December 31, 2003 and other Company filings with the Securities and Exchange Commission. The Company believes its forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on the

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Company's current assumptions and expectations. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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                            NATIONAL WATERWORKS, INC.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      September 24,
                                                                          2004         December 31,
                                                                       (unaudited)         2003
                                                                      ------------     ------------
Assets
Current assets:
               Cash and cash equivalents                              $     28,245     $     18,702
               Trade accounts receivable, net                              285,064          188,476
               Inventories                                                 125,007           90,739
               Other current assets                                          2,068            2,689
                                                                      ------------     ------------
                       Total current assets                                440,384          300,606
Property and equipment, net                                                 19,569           20,523
Goodwill                                                                   457,221          456,080
Deferred financing fees, net                                                21,459           24,141
Other assets                                                                 2,589            1,607
                                                                      ------------     ------------
                                                                      $    941,222     $    802,957
                                                                      ============     ============
Liabilities and Stockholder's Equity
Current liabilities:
               Trade accounts payable                                 $    205,678     $    115,038
               Current installments of long-term debt                       15,000           15,000
               Accrued compensation and benefits                            26,974           27,036
               Other accrued expenses                                       26,204            9,677
                                                                      ------------     ------------
                       Total current liabilities                           273,856          166,751
Long-term debt, excluding current installments                             417,500          425,000
Deferred income taxes                                                       19,562           10,059
Other long term liabilities                                                  2,717            1,674
                                                                      ------------     ------------
                       Total liabilities                                   713,635          603,484
Commitments and Contingencies                                                    -                -
Stockholder's Equity:
               Common stock, par value $.01 per share; 100 shares
                       authorized, issued and outstanding                        -                -
               Additional paid-in capital                                  199,550          199,473
               Retained earnings                                            28,037                -
                                                                      ------------     ------------
                       Total stockholder's equity                          227,587          199,473
                                                                      ------------     ------------
                                                                      $    941,222     $    802,957
                                                                      ============     ============

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                            NATIONAL WATERWORKS, INC.
                       STATEMENT OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              Three Months Ended                Nine Months Ended
                                                        September 24,    September 26,    September 24,    September 26,
                                                            2004             2003             2004             2003
                                                        -------------    -------------    -------------    -------------
Net sales                                               $     425,851    $     358,532    $   1,123,093    $     959,239
Cost of goods sold                                            338,685          283,168          896,426          760,836
                                                        -------------    -------------    -------------    -------------
          Gross profit                                         87,166           75,364          226,667          198,403
Operating expenses:
      Selling, general and administrative                      49,837           43,521          135,025          124,020
                                                        -------------    -------------    -------------    -------------
          Income before depreciation and amortization          37,329           31,843           91,642           74,383
Depreciation and amortization                                     524              608            1,603            1,974
                                                        -------------    -------------    -------------    -------------
          Operating income                                     36,805           31,235           90,039           72,409
Other income (expense):
      Interest expense, net                                    (8,781)         (10,368)         (25,544)         (29,908)
      Other                                                       (13)             (58)             152              (70)
                                                        -------------    -------------    -------------    -------------
          Income before income taxes                           28,011           20,809           64,647           42,431
Income tax expense                                             11,392            8,323           26,142           16,972
                                                        -------------    -------------    -------------    -------------
          Net income (loss)                             $      16,619    $      12,486    $      38,505    $      25,459
                                                        =============    =============    =============    =============

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                            NATIONAL WATERWORKS, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                              Nine Months Ended
                                                                                    September 24, 2004   September 26, 2003
                                                                                    ------------------   ------------------
Cash flows from operating activities:
       Net income                                                                    $        38,505      $        25,459
       Adjustments to reconcile net income to net cash provided by operating activities:
           Deferred income taxes                                                               9,503               11,835
           Amortization of deferred financing fees                                             2,682                1,946
           Non-cash stock compensation expense                                                   497                    -
           Depreciation and amortization                                                       1,603                1,974
           Gain on disposal of equipment                                                        (231)                 (37)
           Provision for doubtful accounts                                                     1,474                  969
       Changes in operating assets and liabilities, net of
       businesses acquired:
           Trade accounts receivable                                                         (96,946)             (61,138)
           Inventories                                                                       (33,369)              (7,846)
           Other current assets                                                                  604                1,224
           Other assets                                                                         (971)              (1,309)
           Trade accounts payable                                                             89,419               41,552
           Accrued compensation and benefits                                                     (62)                 803
           Other accrued expenses                                                             16,527               10,626
           Other long term liabilities                                                         1,043                1,389
                                                                                     ---------------      ---------------
               Net cash provided by operating activities                                      30,278               27,447
                                                                                     ---------------      ---------------
Cash flows from investing activities:
       Capital expenditures                                                                     (927)              (1,444)
       Additional NWW acquisition costs                                                            -               (3,224)
       Business acquisitions                                                                  (1,992)                   -
       Proceeds from sales of property and equipment                                             572                  623
                                                                                     ---------------      ---------------
               Net cash used in investing activities                                          (2,347)              (4,045)
                                                                                     ---------------      ---------------
Cash flows from financing activities:
       Equity investment by Holdings                                                               -                1,000
       Dividend distribution                                                                 (10,888)                   -
       Financing fees                                                                              -               (5,482)
       Principal payments on long-term debt                                                   (7,500)              (5,000)
                                                                                     ---------------      ---------------
               Net cash used in financing activities                                         (18,388)              (9,482)
                                                                                     ---------------      ---------------
               Net increase in cash and cash equivalents                                       9,543               13,920
Cash and cash equivalents at beginning of period                                              18,702               39,888
                                                                                     ---------------      ---------------
Cash and cash equivalents at end of period                                           $        28,245      $        53,808
                                                                                     ===============      ===============
Cash paid for interest                                                               $        15,433      $        22,985
                                                                                     ===============      ===============
Cash paid for income taxes                                                           $        11,271      $           845
                                                                                     ===============      ===============

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     RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (UNAUDITED)
                                 (IN THOUSANDS)

                                                              Three Months Ended                Nine Months Ended
                                                        September 24,    September 26,    September 24,    September 26,
                                                            2004             2003             2004             2003
                                                        -------------    -------------    -------------    -------------
Net Income                                              $      16,619    $      12,486    $      38,505    $      25,459
Add:
       Interest expense, net                                    8,781           10,368           25,544           29,908
       Income tax expense                                      11,392            8,323           26,142           16,972
       Depreciation and amortization                              524              608            1,603            1,974
                                                        -------------    -------------    -------------    -------------
EBITDA (1)                                                     37,316           31,785           91,794           74,313
       Non-cash stock compensation expense                        497               --              497               --
       Effect of SFAS 141-inventory revaluation
           adjustment to cost of goods sold                        --               --               --            4,000
                                                        -------------    -------------    -------------    -------------
Adjusted EBITDA                                         $      37,813    $      31,785    $      92,291    $      78,313
                                                        =============    =============    =============    =============

EBITDA represents income before interest expense, net; income taxes; depreciation and amortization. Adjusted EBITDA is defined as EBITDA without giving effect to stock compensation expense or the increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment referred to above; non-cash expenses. EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of the performance of companies in our industry. In addition, EBITDA and Adjusted EBITDA are presented because we believe they enhance an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. Our management also focuses on these measures, and discusses them with our Board of Directors, to assess our liquidity and debt payment ability and because they are used in meeting various covenants under our senior credit facility and the indenture governing our senior subordinated notes. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles.

(1) 2003 includes approximately $0.1 million and $1.5 million benefit from the adoption of EITF Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor for the three month and nine month periods ended September 26, 2003, respectively.

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Source: National Waterworks, Inc.

Contact: National Waterworks, Inc.
         Thomasville, GA
         Judy Barrow, 229-227-8611
         judy.barrow@natlww.com